Exhibit 10.1

AMENDMENT NO. 1 TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2006-2008 RESTRICTED SHARE UNIT PROGRAM

(Established under the Pennsylvania Real Estate

Investment Trust 2003 Equity Incentive Plan)

WHEREAS, one kind of equity-based benefit that can be awarded under the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Plan”) is a “Performance Share,” defined in the Plan as “an Award that entitles the recipient to receive Shares, without payment, following the attainment of designated individual or Corporate Performance Goals”;

WHEREAS, the Executive Compensation and Human Resources Committee (the “Committee”) is responsible for the administration of the Plan and may, pursuant to the powers granted to it thereunder, adopt rules and regulations for the administration of the Plan and determine the terms and conditions of each award granted thereunder;

WHEREAS, the Committee established the 2006-2008 Restricted Share Unit Program (the “Program”) under the Plan for the benefit of certain officers of Pennsylvania Real Estate Investment Trust (the “Trust”) and PREIT Services, LLC whereby such officers would receive Performance Shares under the Plan, based on the extent to which the Trust attains the corporate goal set forth in the Program;

WHEREAS, pursuant to Section 11 of the Program, the Committee may amend the Program, subject to certain inapplicable limitations, at any time; and

WHEREAS, the Committee desires to amend the Program as set forth below;

NOW THEREFORE, effective as of the date hereof, the Program is hereby amended as follows:

1. Section 4(b)(4) of the Program is hereby amended in its entirety to read as follows:

(b) Definitions for this Section. ***

(4) “TRS” means total return to shareholders for the Measurement Period for the Trust and for the other component members of the MSCI US REIT Index (i.e., those component members used for purposes of compiling the MSCI US REIT Index as of the first day of the Measurement Period and that remain publicly held companies as of the last day of the Measurement Period, whether or not they are still included in the MSCI US REIT Index on such last day).

2. Section 4(c) of the Program is hereby amended in its entirety to read as follows:

(c) Termination of Employment. Upon a Participant’s termination of employment on or prior to the last day of the Measurement Period, the following shall occur:

(1) Termination without Cause, for Good Reason, or on Account of Disability or Death. If, on or prior to the last day of the Measurement Period, (i) the Participant terminates his or her employment with the Employer for Good Reason, (ii) the Employer terminates the Participant’s employment for reasons other than for Cause, (iii) the Participant incurs a Disability Termination, or (iv) the Participant dies, the Participant (or the Participant’s beneficiary(ies), if applicable) shall be eligible to receive Shares under the Program (or not) as though the Participant had remained employed by the Employer through the end of the Measurement Period.

(2) Termination for Any Other Reason. If, on or prior to the last day of the Measurement Period, the Participant’s employment with the Employer terminates for any reason other than a reason described in paragraph (1) above, the Participant shall forfeit all of the Base Units (and all of the Shares that may have become deliverable with respect to such Base Units) subject to the RSUs the Participant was granted under the Program.

3. Appendix A to the Program is hereby amended in its entirety to read as follows:

APPENDIX A

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2006-2008 RESTRICTED SHARE UNIT PROGRAM

(Established under the Pennsylvania Real Estate

Investment Trust 2003 Equity Incentive Plan)

EXAMPLES*

Example 1. Full Measurement Period

A is a participant in the Pennsylvania Real Estate Investment Trust 2006-2008 Restricted Share Unit Program (the “Program”). The price of a beneficial interest (a “Share”) in the “Trust” (as defined in the Program) on January 1, 2006 is $40, and the price of a Share on December 31, 2008 is $66. For the three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Measurement Period”), dividends total $9 per Share (and are paid in an equal amount on a quarterly basis – i.e., $.75 dividend per Share per quarter).

Total return to shareholders (“TRS”) on one Share (expressed as a percentage) for the Trust over the Measurement Period, as calculated by the Trust or by a third party selected by the “Committee” (as defined in the Program), is the following:

12/31/08 Value of One Share	$66
+ Dividends over Measurement Period on One Share	+ 9

$75
Divided by 1/1/06 Value of One Share	/ 40

1.875
TRS	87.5%

Participant A receives a Restricted Share Unit award for 250 “Base Units” (as defined in the Program). Participant A also receives “DERs” (as defined in the Program) on his Base Units, such that his total number of Base Units on December 31, 2008 is 295.5, calculated as follows:

*	The examples set forth in this Appendix A are illustrative only and are not intended to be precise or definitive. For example, they do not show the full calculation of “TRS” (as defined below) because, for ease of explanation, the calculation does not reflect that each cash dividend paid during the “Measurement Period” (as defined below) is deemed to be reinvested in a fractional notional share of the “Trust” (as defined below). When actually calculating TRS, each cash dividend will generally be deemed to be reinvested in a fractional notional share. There may be other immaterial differences between the way calculations are performed in these examples and the way the Trust or a third party engaged by the Committee would perform the calculations.

Date	Aggregate Base Units	Deemed Dividend	20-Day Average Share Price	Additional RSUs “Purchased”
1/1/06	250	—	—	—
3/15/06	250	$187.50	$42	4.5
6/15/06	254.5	$190.88	$44	4.3
9/15/06	258.8	$194.10	$46	4.2
12/15/06	263	$197.25	$50	3.9
3/15/07	266.9	$200.18	$52	3.8
6/15/07	270.7	$203.03	$54	3.8
9/15/07	274.5	$205.88	$56	3.7
12/15/07	278.2	$208.65	$60	3.5
3/15/08	281.7	$211.28	$58	3.6
6/15/08	285.3	$213.98	$62	3.5
9/15/08	288.8	$216.60	$64	3.4
12/15/08	292.2	$219.15	$66	3.3
12/31/08	295.5	—	—	—

If, as of December 31, 2008, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the “MSCI US REIT Index” (as defined in the Program) (the “Index”), ranked pursuant to each member’s TRS over the Measurement Period, as calculated by the Trust or by a third party selected by the Committee, Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Percentile	Percent of Base Units Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	147 (plus cash for .8 Share)
40th	80%	236 (plus cash for .4 Share)
50th	100%	295 (plus cash for .5 Share)
65th	130%	384 (plus cash for .2 Share)
75th or above	150%	443 (plus cash for .3 Share)

Example 2. Change in Control

Assume the same facts as in Example 1, except that a “Change in Control” (as defined in the Program) occurs when the Trust’s shareholders approve a “Business Combination” (as defined in the Program), which becomes effective on October 15, 2007. From the period between

January 1, 2006 and October 15, 2007 inclusive, total dividends of $5.25 per Share have been paid. Because of the Change in Control, the Measurement Period ends on October 15, 2007, rather than December 31, 2008. The final price per Share agreed upon by the parties to the Change in Control is $55.

TRS on one Share (expressed as a percentage) over the Measurement Period (ending October 15, 2007), as calculated by the Trust or by a third party selected by the Committee, is the following:

10/15/07 Value of One Share		$55.00
+ Dividends over Measurement Period on One Share	+ $	5.25

		$60.25
Divided by 1/1/06 Value of One Share		/ 40

		1.506
TRS		50.6%

As of October 15, 2007, Participant A has 274.5 Base Units (see Example 1). If, as of October 15, 2007, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the Index (ranked pursuant to each member’s TRS over the Measurement Period, as calculated by the Trust or by a third party selected by the Committee), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Percentile	Percent of Base Units Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	137 (plus cash for .3 Share)
40th	80%	219 (plus cash for .6 Share)
50th	100%	274 (plus cash for .5 Share)
65th	130%	356 (plus cash for .9 Share)
75th or above	150%	411 (plus cash for .8 Share)

Example 3. Termination During Measurement Period

Assume the same facts as in Example 1, except that Participant A incurs a “Disability Termination” (as defined in the Program) on May 5, 2007. From the period between January 1, 2006 and May 5, 2007 inclusive, total dividends of $3.75 per Share have been paid. Thus, as of his date of termination, Participant A has 266.9 Base Units (see Example 1). Nevertheless, because of the kind of termination that occurred, Participant A is treated as though he is still employed by the Trust through the end of the Measurement Period. Thus, his total number of Base Units on December 31, 2008 is 295.5 (see Example 1) and he would receive the same number of Shares (with fractional Shares settled in cash) as described in Example 1.